Exhibit 107

Calculation of Filing Fee Tables

Form F-1
(Form Type)

INNOCAN PHARMA CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1) (2)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price (1) (2)	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Units consisting of:	Rule 457(o)	—	—	$17,250,000	0.0001531	$2,640.98
Fees to be Paid	Equity	(i) Common shares, no par value (3)	—	—	—	—	—	—
Fees to be Paid	Equity	(ii) Common Warrants to purchase common shares (3)	—	—	—	—	—	—
Fees to be Paid	Equity	Representative’s Warrants	—	—	—	—	—	—
Fees to be Paid	Equity	Common shares issuable upon exercise of the common warrants (4)	Rule 457(o)	—	—	$21,562,500	0.0001531	$3,301.22
Fees to be Paid	Equity	Common shares issuable upon exercise of the Representative’s Warrants	Rule 457(g)			$1,078,125	0.0001531	165.10

	Total Offering Amounts					$39,890,625		$6,107.30
	Total Fees Previously Paid					—		$—
	Total Fee Offsets					—		$—
	Net Fee Due					39,890,625		$6,107.30

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, the common shares, or Common Shares, registered hereby also include an indeterminate number of additional Common Shares as may from time to time become issuable by reason of stock splits, stock dividends, recapitalizations or other similar transactions.

(2)	Estimated solely for purposes of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act. Includes the offering price of Common Shares that the representative of the underwriters has the option to purchase to cover over-allotments, if any.

(3)	No separate fee is required pursuant to Rule 457(i) of the Securities Act.

(4)	There will be issued a warrants, each, a Warrant, each to purchase one Common Share, for every one Common Share offered. The Warrants are exercisable at a per share price equal to 125% of the public offering price per share.

(5)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act. The warrants are exercisable at a per share exercise price equal to 125% of the public offering price. As estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act, the proposed maximum aggregate offering price of the Representative’s warrants is equal to 125% of $862,500 (which is equal to 5% of $17,250,000).